Exhibit 2(a)(3)

DEFINED STRATEGY FUND II INC.

ARTICLES OF AMENDMENT

Defined Strategy Fund II Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 6.2 of Article VI and inserting in lieu thereof a new Section 6.2 of Article VI to read as follows:

Section 6.2 Approval of Certain Extraordinary Actions and Charter Amendments.

(a) Required Votes. The affirmative vote of the holders of shares entitled to cast at least 80 percent of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:

(i) Any amendment to the charter of the Corporation to make the Corporation’s Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

(ii) The liquidation or dissolution of the Corporation and any amendment to the charter of the Corporation to effect any such liquidation or dissolution; and

(iii) Any amendment to Section 4.1, Section 4.2, Section 4.7, Section 6.1 or this Section 6.2;

provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least 80 percent of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast shall be sufficient to approve such matter.

SECOND: The Charter is hereby amended by deleting in its entirety Article VIII.

THIRD: The foregoing amendments to the Charter were approved by a majority of the entire board of directors of the Corporation in accordance with Section 2-603 of the Maryland General Corporation Law. There is no stock outstanding entitled to be voted on the foregoing amendments to the Charter.

FOURTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FIFTH: The directors of the Corporation, by resolution dated February 10, 2005, authorized the attestation of these Articles of Amendment by Christopher Yeagley, Vice President of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Vice President this 10th day of February, 2005.

ATTEST:	Defined Strategy Fund II Inc.

/s/ Christopher Yeagley	By:	/s/ Mitchell M. Cox

Christopher Yeagley		Mitchell M. Cox
Vice President		President

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